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                                                                 EXHIBIT 10.14

                                   CIPRICO, INC.
                             SILICON GRAPHICS AGREEMENT


This Agreement is effective this 29th day of January, 1998("Effective Date") by and between Ciprico, Inc., having a principal place of business at 2800 Campus Drive, Plymouth, Minnesota 55441 U.S.A. ("Ciprico") and Silicon Graphics Inc. (hereinafter referred to as SGI) having its principal place of business at 2011
N. Shoreline Boulevard, Mountain View, California 94043-1389.

Ciprico and SGI agree as follows:

1.   RESELLER APPOINTMENT

     Ciprico hereby appoints SGI as an authorized non-exclusive Reseller with respect to the sale of Ciprico Products specified in Attachment A (the "Products"). These products, as described in Exhibit A1 (Product Specifications) will be updated by Ciprico from time to time in writing as Ciprico generally releases additional or modified Product configurations, options, software, upgrades, and the like.

2.   TERM

     The term of this Agreement shall commence on the date first written above (the "Effective Date") and shall continue in full force and effect until January 28, 2001 (the "Initial Term"). At the end of the initial term, this Agreement shall automatically renew from year to year on the anniversary date, unless earlier terminated as provided hereinafter.

3.   RELATIONSHIP OF THE PARTIES

     SGI and Ciprico acknowledge that both parties are independent contractors. SGI and Ciprico shall in no way represent itself nor permit any party acting on its behalf to represent itself as a joint venturer, agent, employee or general representative of each others company. SGI acknowledges that its only authorized representation to third parties is to identify itself as a Ciprico Reseller.

4.   CIPRICO'S RESPONSIBILITIES

     Consistent with the terms of this Agreement, Ciprico agrees that it will do the following:

     4.1 Sell the Products to SGI for their resale or lease to end users or other customers. SGI's resale or lease prices shall be under the sole control of SGI.

     4.2 Provide SGI with such product sales training, collateral, and sales lead's, as SGI and Ciprico deem appropriate.

     4.3 Keep SGI regularly advised of changes in published specifications of the Products and provide SGI with at least 60 days prior written notice.

     4.4 Exchange information on product applications, product positioning, and market research in our mutual product market segments.

     4.5 Provide technical service training either at SGI's facilities or at Ciprico headquarters at no charge, once per year. Provide a method for technical


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          assistance and problem escalation for SGI's "Front Line"
          support program. This is to include a "spare parts" method of availability for SGI and it's customer base as referenced in Attachment D. Provide expansive written and or web-based customer support material.

     4.6  Provide SGI with secure access to Ciprico sales web site.

     4.7 Provide Product that meets worldwide agency standards i.e. UL, CUL, TUV, Standard IEC950/Directive EN60950 approvals.

     4.8 Ciprico agrees to adhere to the conditions of mutual non-disclosure agreement as referenced in attached C paragraph 2.

5.   SGI'S RESPONSIBILITIES

     In accordance with the terms of this Agreement, SGI agrees that it will do the following:

     5.1 SGI agrees to adhere to the conditions of mutual non-disclosure agreement as referenced in Attachment C.

     5.2 Maintain an SGI staff of Ciprico trained "technical" support personnel to support its customers.

     5.3 Make a reasonable business effort to attain mutually agreed upon sales objectives as specified in Attachment B. Ciprico and SGI will review the sales objectives and pricing on a quarterly basis.

     5.4 Refrain from modifying Ciprico's Products, trademarks or copyright notices in any fashion or de-compiling, reverse engineering, or otherwise extracting software code in human or machine readable form from the Products without prior written approval of Ciprico.

     5.5 SGI acknowledges that the Products are subject to the jurisdiction of the United States and the Export Administration Regulation, Part 730-774, et seq.; that the subject SGI sale, transfer, export or re-export of Products may require the prior written approval of the United States Government; and that SGI assumes all responsibility for obtaining the required authorization. SGI also agrees not to sell, transfer, export or re-export Products to any party subject to a denial of United States export privileges (refer to "Denied Persons List" currently in effect; contained in Supplement 1 to Part 764, US Export Administration Regulations).

     5.6 Refrain from copying, duplicating, or otherwise reproducing software contained in the Products without prior written approval of Ciprico.

6.   PRICE AND DISCOUNTS

     6.1 SGI prices for the Products are specified in Attachment A. All prices for the Products are exclusive of any applicable value added taxes, sales taxes, transport costs, custom duties and insurance costs for which SGI shall be additionally liable. Ciprico is responsible for taxes based on Ciprico's income.

     6.2 Ciprico reserves the right to change prices at any time by giving not less than thirty (30) days written notice to SGI. Such changes in price will be subject to the price protection provision set forth in
          Section 7.

7.   PRICE PROTECTION


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     7.1  In the event of a price increase, Ciprico will honor all orders with acknowledged delivery dates at the old price.

     7.2 In the event of a price reduction, SGI shall be entitled to the new price on all open orders.

8.   REPORTS

     SGI agrees to provide Ciprico every three (3) months with a forecast for Product covering the subsequent twelve (12) month period. It is understood and agreed, however, that the forecast and amendments thereto do not constitute in any way a promise of commitment or obligation of SGI with respect to the quantity or type of Product to be purchased under this Agreement.

9.   DELIVERY AND ACCEPTANCE

     9.1 The Products and services shall be ordered by purchase orders and change orders thereto (hereinafter individually or collectively "Orders") issued by SGI personnel. Each Order shall reference this Agreement and shall specify quantity, configuration, prices, delivery dates and destination, or service as applicable, and other such matters necessary for the individual transaction to be adequately described. All Orders, including those issued by SGI in anticipation of the signing of this Agreement, and reasonable related instructions which are consistent with the terms of this Agreement are deemed accepted by Ciprico upon acknowledgment thereof and are covered hereby.

          Ciprico shall acknowledge receipt of each SGI Order within two (2) business days after receipt and shall deliver Ordered Units in accordance with the Delivery dates indicated on the Orders provided such dates are consistent with the Order lead times, which is thirty
          (30) days for Units. If, within two (2) business days of an SGI Order, Ciprico determines that SGI Ordered Units can not be delivered within thirty (30) days, due to shortages of Product or Software, Ciprico will notify SGI of the revised Order lead time and SGI may have the option to cancel the Ordered Units in writing to Ciprico within two (2) business days of Ciprico notification. Ciprico shall make reasonable efforts to comply with SGI Orders which request Delivery of Units in less than thirty (30) days.

     9.2 Shipment shall be made FOB (FCA - Free Carrier for International orders) Ciprico's factory, Plymouth, Minnesota, U.S.A., freight collect, and title thereto and risk of loss or damage shall pas to SGI on delivery of Products to the carrier. SGI reserves the right to select common carrier and method of shipment. If Ciprico is late in shipping any Products at F.O.B. point as per Ciprico order acknowledgement to SGI, SGI may require Ciprico to ship some or all of such Products by air freight or other premium mode of transportation and Ciprico shall pay the cost differential between the normal and premium mode. If Ciprico is more than 20 days late in delivery against an acknowledged order, SGI reserves the right to cancel the order without charge.

     9.3 SGI shall promptly and thoroughly inspect all Products upon arrival and shall notify Ciprico in writing within fourteen (14) days of any shipping discrepancies, packing shortages or other non-conformities of the Products, which are reasonably discoverable upon such inspection. Such inspection and/or lack of notification by SGI cannot limit Ciprico's warranty obligation.

     9.4 In the event that a Customer cancels or defers an order for Product that it had

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          placed with SGI, SGI may cancel or defer an Order for an identical product placed with Ciprico prior to Delivery, by providing to Ciprico in writing a copy of the Customer's cancellation request or deferral. If the SGI deferral request is received by Ciprico within a fourteen
          (14) working day period of the calendar quarter end, SGI may be subject to reasonable re-stocking charges as determined by Ciprico.

     9.5 This Agreement states the terms and conditions applicable to the Orders and replaces in their entirety both the pre-printed terms and conditions appearing on any SGI Order forms and any additional terms or changes appearing on Ciprico's acknowledgment of the Orders.

10.  PAYMENT TERMS AND DEFAULT

     The payment terms shall be Net 45 days after invoice date. The invoice shall reference the detailed line items of the SGI Order placed hereunder. SGI will be responsible for all original freight and shipping charges, unless Ciprico is late delivering any Products at F.O.B. point, in which case Ciprico shall be responsible for any additional freight and shipping charges as noted in 9.2.

11.  WARRANTY

     Ciprico's sole and exclusive warranty to SGI is that all products to be delivered hereunder will be free of defects in material and workmanship for a period of one (1) year from the date of shipment to SGI or SGI designated shipping area.

     Ciprico warrants that it's product will meet the Ciprico Product Specification for each product that SGI purchases or will purchase in the future.

     Ciprico will honor all warranties only on a "return to factory" basis shipped at SGI expense. Ciprico's sole obligation (and exclusive remedy) hereunder shall be to repair or replace any defective component and pay transportation costs for such replacement at no charge to SGI, who shall at it's own expense provide labor for removal of the defective product and installation of it's replacement.

     If Ciprico or SGI detects a recurring pattern of defects or a material safety problem in any of the Products provided hereunder, Ciprico shall investigate and determine the root cause of the defect. Upon finding that a recurrent defect or a material safety problem exists, which may cause substantial problem, Ciprico shall provide, in an orderly fashion, a replacement solution to the recurrent defect or material safety problem. All costs incurred by SGI in performing the replacement, including labor costs if an off site action is required, will be borne by Ciprico. Ciprico may change the terms of the standard warranty at any time, effective upon thirty (30) days written notice to SGI.

     Ciprico acknowledges Year 2000 Compliance as referenced in Attachment C.

     EXCEPT AS EXPRESSLY PROVIDED IN THE APPLICABLE STANDARD WARRANTY POLICY, CIPRICO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, EITHER BY LAW OR BY STATUTE, WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER. THE WARRANTY REMEDIES DESCRIBED IN THIS PARAGRAPH REPRESENTS SGI'S EXCLUSIVE REMEDIES FOR BREACHES OF WARRANTY.

12.  PRODUCT CHANGES AND DISCONTINUANCE OF PRODUCT


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     Ciprico will provide SGI with the opportunity, in advance, to provide input to Ciprico planned Product marketing activity specifically addressed at the sale of Product. Ciprico will give SGI the opportunity to participate in discussions with regard to Product changes and will notify SGI promptly before any significant product changes. Ciprico also shall notify SGI at least ninety (90) days prior to the discontinuance of manufacture or sale of any Products.

13.  LIMITATION OF LIABILITY

     13.1 EXCEPT FOR MATTERS ARISING OUT OF SECTION 14, CIPRICO'S LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF, OR RESULTING FROM THE PRODUCTS OR SERVICES FURNISHED HEREUNDER, SHALL IN NO CASE EXCEED THE PRICE OF THE SPECIFIC PRODUCT OR SERVICE WHICH GIVES RISE TO THE CLAIM. EXCEPT AS TO TITLE, ANY SUCH LIABILITY SHALL TERMINATE UPON EXPIRATION OF THE STANDARD WARRANTY POLICY PROVIDED FOR IN CIPRICO'S THEN-EFFECTIVE WARRANTY POLICY. IN NO EVENT SHALL CIPRICO HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY DESCRIPTION, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR DAMAGE TO REPUTATION.

     13.2 Neither SGI nor Ciprico shall, by reason of the discontinuance or change of any Products or the termination or non-renewal of Resellership of Products be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with the business or good will of SGI or Ciprico.

     13.3 SGI hereby waives application of any provision of law now existing or hereafter in force in any jurisdiction where SGI's offices are located which restricts or imposes conditions upon Ciprico's right to terminate or not to renew this Agreement or which would require Ciprico to pay any sums to SGI upon such termination or non-renewal.

14.  PATENT INDEMNTITY

     Ciprico will defend at its own expense, and indemnify SGI against any action brought against SGI to the extent that it is based on a claim that the Products supplied by Ciprico or the operation of such Products for their intended use pursuant to Ciprico's specifications, infringe a patent, copyright, trademark, trade secret or other intellectual property owned by anyone other than Ciprico; and Ciprico shall pay those costs and damages finally awarded against SGI or which result from a settlement thereof. SGI must provide prompt notice of any claim and reasonably cooperate in defense, giving Ciprico the right to control any litigation.

15.  TERMINATION

     15.1 The SGI Agreement hereby created may be terminated as follows:

          A. Either party may terminate this Agreement without cause, by providing the other party written notice not less than ninety
               (90) days prior to termination, such written notice identifying the party's intent to withdraw from their obligations and responsibilities under this Agreement. Termination will not affect open SGI purchase orders.

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          B.   Should either party violate any provision of this Agreement, this
               Agreement will terminate without further notice if the defaulting party fails to fully cure such default within thirty (30) days after the giving of written notice by the non-defaulting identifying the breach and demanding that it be cured, except that the cure period for a default on any payment due for Products shall be fifteen (15) days.

          C. By either party, upon one day's written notice in the event that the other Party becomes insolvent, ceases to function as a going concern or to conduct its operations in the normal course of business, files or has filed against it a petition in bankruptcy, or makes an assignment for the benefit of creditors, or has a receiver or trustee appointed for any material part of its properties.

16.  ASSIGNMENT

     Neither SGI nor Ciprico may assign or delegate its obligations hereunder to any third party without the prior written consent of either party. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

17.  SEVERANCE

     In the event any part of this Agreement is held by the final order of any court, tribunal or administrative agency having jurisdiction over the Agreement or the subject matter hereof to be invalid, contrary to the law or public policy, or otherwise unenforceable, such part or parts shall be severed herefrom and shall not affect any other part or parts of this Agreement.

18.  NOTICES

     All notices required or permitted by this Agreement shall be addressed to the recipient at the address designated above, or any other address hereafter designated in writing by such party, shall be written in the English language, and shall be either hand delivered, mailed by certified mail or express mail return receipt requested. Such notices shall be deemed given when mail is delivered, or hand delivered, as the case may be.

19.  NO THIRD PARTY BENEFICIARIES

     The parties do not intend that anyone other than Ciprico, SGI and their permitted successors and assigns have any rights relating to or arising out of this Agreement. Without listing the generality of the foregoing, no other distributor, SGI or representative of Ciprico shall have any rights relating to or arising out of this Agreement.

20.  U.S. EXPORT REGULATIONS

     SGI agrees to adhere to all provisions of the U.S. Laws and Regulations in effect from time to time regarding export licenses and the control and regulation of the export and re-export of products or technical data supplied to SGI. In the event that SGI does not or cannot comply with all substantive provisions required to obtain an Individual Validated Export license or in the event Ciprico's export privileges are restricted or withdrawn, Ciprico will not be responsible for damages of any kind to SGI.

21.  FORCE MAJEURE

     Ciprico and or SGI shall not be deemed in breach hereof on account of any delay in delivery or other performance caused in whole or in part by, or otherwise materially


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     related to, the occurrence of any contingency beyond Ciprico's and or SGI's control, including but not limited to: war or hostility; crime, tort or unlawful act; failure or delay in land, water or air transportation; act of any government or agency, subdivision or branch thereof; judicial action; strikes or other labor disputes; accident, fire, explosion, flood, storm or other acts of God; shortage of labor, fuel, power, inventory or machinery; technical failure; delay or failure to perform by any supplier; or, in general, any contingency whatsoever (whether similar or dissimilar to those set forth herein) where Ciprico and SGI have exercised ordinary care in the provision thereof.

22.  ENTIRE AGREEMENT AND NONWAIVER

     This Agreement shall supersede and make inoperative as of this date any oral or written sales agency, Resellership or similar agreement heretofore entered into between the parties hereto with respect to the Products. This Agreement contains the entire and only agreement between the parties hereto with respect to the Products or any other materials hereafter supplied by Ciprico to, and no modification or waiver of any of the provisions hereof, or any representation, promise or addition hereto, or waiver of any breach hereof, shall be binding upon either party unless made in writing and signed by the party to be charged thereby. No waiver of any particular breach shall be deemed to apply to any other breach, whether prior or subsequent to the waiver. Without limiting the generality of the foregoing, no term (except quantity and product description) appearing on SGI's purchase order or other order document shall be binding upon Ciprico unless specifically accepted by SGI in a writing signed by its Vice President-General Manager and by Ciprico in a writing signed by its President, or its appropriate Vice-President-General Manager.

23.  CONTROLLING LAW AND JURISDICTION

     This Agreement will be deemed to have been made in the State of Minnesota, U.S.A. and shall be governed by, construed and interpreted under the laws of the State of Minnesota (but not its conflict of law rules). With respect to the enforcement of this Agreement or any legal action brought on account of or in connection with this Agreement, SGI hereby consents that the jurisdiction of the U.S. District Court for the State of Minnesota and agrees that Ciprico may effect valid service of process on SGI by certified mail at SGI's last known address or by any other means authorized under and pursuant to applicable law before the commencement of action before such court.

24.  REGISTRATION AND APPROVAL

     If this Agreement or the relationship established hereunder must be approved and/or registered with any governmental authority with jurisdiction over SGI, SGI shall bear all costs and expenses thereof, but all documents submitted to such governmental authorities must be approved in advance by Ciprico.

 Agreed to by:

 SGI:                                     CIPRICO, INC.:

 By: /s/ John Beau Vrolyk                 By: /s/ Robert H. Kill
    -----------------------------            --------------------------
 TYPED NAME  John Beau Vrolyk             TYPED NAME Robert H. Kill
 TITLE:   Executive Vice President -SSBU  TITLE:     President and CEO
 ADDRESS: 2011 N. Shoreline Blvd.         ADDRESS:   2800 Campus Drive, Ste. #60
          Mountain View, CA  94043                   Plymouth, MN 55441
                                                     U.S.A.